Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Human Genome Sciences, Inc. for the registration of common stock, preferred stock, debt securities, and warrants to purchase common stock, preferred stock, or debt securities and to the incorporation by reference therein of our reports (a) dated February 26, 2009, with respect to the effectiveness of internal control over financial reporting of Human Genome Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and (b) dated February 26, 2009 except for changes as described in Note T, as to which the date is July 22, 2009, with respect to the consolidated financial statements of Human Genome Sciences, Inc. included in its Current Report on Form 8-K dated July 27, 2009, both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Baltimore, Maryland
October 28, 2009